[TTR TECHNOLOGIES, INC.]

                                                                   June 27, 2002

To Stockholders of
TTR Technologies, Inc.

Dear Stockholder

      TTR Technologies, Inc. (the "Company") has delivered to you its Proxy Statement, dated June 18, 2002 (the "Proxy Statement"), relating to the 2002 annual meeting (the "Annual Meeting") of stockholders of the Company's common stock, par value $0.001 per share, scheduled to be held on July 22, 2002.

      Following delivery of the Proxy Statement, management has been advised by representatives of certain Company stockholders of their opposition to the slate of director nominees proposed in the Proxy Statement. In light of the expressed opposition and in response to the concerns that were expressed, the Board of Directors of the Company has decided to postpone the Annual Meeting currently scheduled for July 22, 2002 to an unspecified later date. Please be advised that management anticipates that a revised Proxy Statement and proxy card containing a revised slate of director candidates, as well as potentially other new proposals, will be circulated in the near future. Any votes returned on the original proxy card mailed to you with the Proxy Statement will not be counted.

                                                  Very truly yours,

                                                  /s/ Daniel C. Stein
                                                  Daniel C. Stein,
                                                  Chief Executive Officer